Form N-SAR

Sub-Item 77D

Policies with Respect to Securities Investments

Janus Government Money Market Fund

2-34393, 811-1879

Janus Government Money Market Fund

New Policy:

The Fund pursues its investment objectives by normally investing at least 99.5% of its total assets in cash, U.S. Government securities, and/or repurchase agreements that are collateralized fully (i.e., collateralized by cash and/or government securities). The Fund’s investments in U.S. Government securities may include obligations issued and/or guaranteed as to principal and interest by the U.S. Government or by its agencies and instrumentalities, and repurchase agreements secured by such obligations. Although U.S. Government agencies and instrumentalities may be chartered or sponsored by Acts of Congress, their securities are not issued by, and may not be guaranteed by (i.e., backed by the full faith and credit of), the United States Treasury. Some government agency and instrumentality securities not backed by the full faith and credit of the United States are supported by the issuer’s ability to borrow from the U.S. Treasury, some are supported only by the credit of the issuer, and some are supported by the United States in some other way. The Fund’s investments in securities issued by U.S. Government agencies and instrumentalities may be significant.

Old Policy:

The Fund pursues its investment objectives by investing exclusively in obligations issued and/or guaranteed as to principal and interest by the United States Government or by its agencies and instrumentalities, and repurchase agreements secured by such obligations. Although U.S. Government agencies and instrumentalities may be chartered or sponsored by Acts of Congress, their securities are not issued by, and may not be guaranteed by (i.e., backed by the full faith and credit of), the United States Treasury. Some government agency and instrumentality securities not backed by the full faith and credit of the United States are supported by the issuer’s ability to borrow from the U.S. Treasury, some are supported only by the credit of the issuer, and some are supported by the United States in some other way. The Fund’s investments in securities issued by U.S. Government agencies and instrumentalities may be significant.